UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 1, 2006

OGE ENERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 755,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma.

On November 1, 2006, the Company issued a press release describing the Company’s consolidated financial results for the quarter ended September 30, 2006, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $1.31 per diluted share for the quarter ended September 30, 2006, compared with $1.22 per diluted share for the quarter ended September 30, 2005. Higher earnings in the third quarter of 2006 were primarily due to increased gross margins at OG&E and Enogex, largely a result of higher electric rates and customer growth for OG&E, and improved margins in the marketing business for Enogex. Also, the Company changed its 2006 earnings guidance to $2.15 to $2.25 per diluted share from what was previously disclosed in the Company’s Form 10-Q for the quarter ended June 30, 2006. For further information, see the press release attached as Exhibit 99.01.

OG&E posted earnings of $1.16 per diluted share in the third quarter of 2006, compared to earnings of $1.09 per diluted share in the third quarter of 2005. Enogex posted earnings of $0.13 per diluted share in the third quarter of 2006, compared with earnings of $0.17 per diluted share in the third quarter of 2005. The holding company posted earnings of $0.02 per diluted share in the third quarter of 2006, compared to a loss of $0.04 per diluted share in the third quarter of 2005.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.01	Press release dated November 1, 2006, announcing OGE
Energy Corp. Announces 3rd Quarter Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

November 1, 2006

Exhibit 99.01

OGE Energy Corp. Announces 3rd Quarter Results

OG&E, Enogex report increases

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings of $1.31 per diluted share for the three months ended Sept. 30, 2006, compared with earnings of $1.22 per share for the third quarter of 2005.

Higher earnings in the 2006 quarter were primarily due to increased gross margins at OG&E and Enogex, largely a result of higher electric rates and customer growth for OG&E, and improved margins in the marketing business for Enogex.

OG&E, a regulated electric utility, posted earnings of $1.16 per share in the third quarter, compared with $1.09 per share last year. Enogex, a natural gas pipeline business, recorded earnings of $0.13 per share ($0.14 per share from continuing operations), compared with $0.17 per share ($0.12 per share from continuing operations) in the year-ago quarter. The holding company posted earnings of $0.02 per share, compared to a loss of $0.04 per share a year ago.

“It was another summer of record-setting demand on our systems and another outstanding performance by our employees to serve our customers,” said Steven E. Moore, OGE Energy chairman, president and CEO. “Still, the summer heat took a toll on our system and highlighted the need to invest in additional capacity and to replace aging infrastructure. In the fourth quarter we look forward to completing our new wind farm, filing for regulatory pre-approval of a new generating unit at our Sooner Power Plant location, and making our case for a rate increase in Arkansas.”

For the nine months ended Sept. 30, OGE Energy reported net income of $240 million, or $2.61 per diluted share, compared with $155 million, or $1.71 per diluted share in the first nine months of 2005. Income from continuing operations in the first nine months of 2006 was $204 million, or $2.22 per share, compared with $144 million, or $1.59 per share in the 2005 period. Gross margins were $887 million, up from $760 million in the year-ago period; and operating income was $390 million in the first nine months of 2006, compared with $284 million in the same period of 2005.

Discussion of Third Quarter 2006

OGE Energy reported consolidated operating revenues of $1.1 billion in the third quarter of 2006, compared with $1.7 billion a year earlier, primarily due to lower revenues in Enogex’s marketing business from significantly lower natural gas prices. The third-quarter gross margin on revenues was $382 million, compared with $345 million in the year-earlier quarter. Operating income was $221 million in the third quarter, compared with $189 million in the year-earlier quarter. Net income was $121 million in the third quarter, compared to $111 million a year ago.

OG&E reported gross margin on revenues of $315 million in the third quarter, compared with $285 million in the comparable quarter last year, primarily due to higher electric rates and customer growth. The improvement in gross margin was partially offset by higher expenses for operations and interest. Net income at OG&E was $107 million, compared with $99 million in the third quarter of 2005. Summertime weather was 16 percent warmer than normal during the third quarter, but much cooler weather in September resulted in only a slight earnings variance compared with third-quarter 2005.

Enogex reported gross margin on revenues of $67 million in the third quarter, compared with $61 million in the comparable quarter last year. Margins were higher in the marketing and gathering and processing businesses, partially offset by a lower margin in the transportation and storage business and higher operating expenses. Income from continuing operations at Enogex was $13 million, compared with $10 million in the third quarter of 2005.

2006 Outlook

The Company previously disclosed that its 2006 earnings guidance was $207 million to $221 million of income from continuing operations, or $2.25 to $2.40 per diluted share. The Company has changed its consolidated earnings guidance to $198 million to $207 million of income from continuing operations, or $2.15 to $2.25 per diluted share, assuming approximately 92.1 million average diluted shares outstanding. The change in earnings guidance reflects lower earnings expectations at Enogex primarily due to the timing and delay of income recognition. These delays include lower than previously expected gathering and processing volumes associated with new business; a lower of cost or market write-down of operational storage volumes; and timing for over/under recovered fuel which requires that under-recovered fuel be expensed when incurred and over-recovered fuel be deferred until collected. In addition, lower commodity spreads reduced projected earnings in the processing business. These items were offset in part by a higher tax benefit at the holding company.

The 2006 guidance includes:

•	OG&E, $1.46 to $1.51 per share on income from continuing operations of $134 million to $139 million.
•	Enogex, $0.70 to $0.75 per share on income from continuing operations of $65 million to $69 million.
•	Holding company, a loss of $0.01 per share on a net loss of $1 million.

2007 Outlook

OGE Energy’s consolidated earnings guidance for 2007 is $2.30 - $2.50 per share from continuing operations. The guidance assumes approximately 92.4 million average diluted shares outstanding and normal weather.

The 2007 guidance includes:

•	OG&E, $1.67 to $1.75 per share on income from continuing operations of $154 million to $162 million.
•	Enogex, $0.68 to $0.78 per share on income from continuing operations of $63 million to $72 million.
•	Holding company, a loss of $0.03 to $0.05 per share on a net loss of $3 million to $4 million.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2006 and 2007 on Wednesday, Nov. 1, at 8 a.m. CST. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 755,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials; timing of the completion of OG&E’s wind power project; federal or state legislation and regulatory decisions (including OG&E’s pending rate case before the APSC, the approval of future regulatory filings with the OCC related to its proposed construction of a new power plant and the outcome of OG&E’s current FERC audit) and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles under SFAS No. 71; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2005.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
financial and statistical data
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30	
	2006	2005	2006	2005
	(In millions)			
ELECTRIC UTILITY				
Operating revenues by classification				
Residential	$ 273.8	$ 261.4	$ 584.6	$ 525.6
Commercial	146.9	148.4	347.0	320.0
Industrial	100.7	110.7	276.4	258.6
Public authorities	57.1	57.9	138.1	127.5
Sales for resale	20.5	21.4	51.4	48.2
Provision for refund on gas transportation and storage case	-	-	-	(2.1)
System sales revenues	599.0	599.8	1,397.5	1,277.8
Off-system sales revenues	1.2	2.6	2.3	3.9
Other	8.5	10.5	27.6	26.3
Total operating revenues	$ 608.7	$ 612.9	$ 1,427.4	$ 1,308.0
Sales of electricity - MWH (a) sales by classification				
Residential	3.0	3.0	6.9	6.8
Commercial	1.8	1.8	4.8	4.6
Industrial	1.9	1.9	5.4	5.4
Public authorities	0.8	0.8	2.2	2.1
Sales for resale	0.5	0.4	1.2	1.1
System sales	8.0	7.9	20.5	20.0
Off-system sales	-	-	-	-
Total sales	8.0	7.9	20.5	20.0
Number of customers	754,447	743,811	754,447	743,811
Average cost of energy per KWH (b) - cents				
Fuel	3.074	3.635	3.164	3.036
Fuel and purchased power	3.417	3.884	3.520	3.363
Degree days				
Heating				
Actual	10	3	1,596	1,870
Normal	29	30	2,228	2,229
Cooling				
Actual	1,508	1,390	2,391	2,035
Normal	1,295	1,295	1,850	1,850
NATURAL GAS PIPELINE				
Operating revenues (before intercompany eliminations)	$ 557.2	$ 1,108.3	$ 1,838.0	$ 3,062.4
Operating income	$ 25.5	$ 25.0	$ 97.2	$ 60.9
Net income	$ 12.1	$ 15.0	$ 90.4	$ 34.3
Net cash provided from (used in) operating activities	$ 10.4	$ (33.9)	$ 130.3	$ 7.7
Capital expenditures from continuing operations	$ 16.4	$ 11.0	$ 50.2	$ 25.3
New well connects (c)	55	59	154	160
Gathered volumes - Tbtu/d (d)	0.97	0.92	0.97	0.91
Incremental transportation volumes - Tbtu/d	0.53	0.46	0.48	0.38
Total throughput volumes - Tbtu/d	1.50	1.38	1.45	1.29
Natural gas processed - Tbtu/d	0.54	0.51	0.53	0.53
Natural gas liquids sold (keep-whole) - million gallons	97	63	257	225
Natural gas liquids sold (POL and fixed-fee) - million gallons	4	4	10	11
Total natural gas liquids sold - million gallons	101	67	267	236
Average sales price per gallon	$ 0.934	$ 0.972	$ 0.914	$ 0.812

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Excludes wells behind central receipt points.
(d) Trillion British thermal units per day.